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                                                                      EXHIBIT 11

                          COLLINS & AIKMAN CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                       IN THOUSANDS, EXCEPT PER SHARE DATA
                                   (UNAUDITED)


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
                                                                  QUARTER ENDED                  SIX MONTHS ENDED
                                                             ------------------------        -------------------------
                                                             JUNE 30,         JULY 1,        JUNE 30,          JULY 1,
                                                               2001            2000            2001             2000
                                                             --------        --------        --------         --------

Average shares outstanding during the period ........          87,414          61,879          79,371           61,884
                                                             --------        --------        --------         --------

Incremental shares under stock options computed under
     the price of issuer's stock during the period ..              70             752              89              614
                                                             --------        --------        --------         --------

     Total shares for diluted EPS ...................          87,484          62,631          79,460           62,498
                                                             ========        ========        ========         ========
Income (loss) from continuing operations before
     extraordinary charge ...........................        $  1,787        $ 11,104        $ (5,317)        $ 18,119
Income from discontinued operations .................           7,420           6,600           7,420            6,600
Extraordinary charge ................................              --              --            (340)              --
                                                             --------        --------        --------         --------

     Net income .....................................        $  9,207        $ 17,704        $  1,763         $ 24,719
                                                             ========        ========        ========         ========

Net income (loss) per basic and diluted common share:
     Continuing operations ..........................        $   0.02        $   0.18        $  (0.07)        $   0.29
     Discontinued operations ........................            0.09            0.11            0.09             0.11
     Extraordinary charge ...........................              --              --              --               --
                                                             --------        --------        --------         --------

     Net income .....................................        $   0.11        $   0.29        $   0.02         $   0.40
                                                             ========        ========        ========         ========
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